UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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From the Desk of Edwin H. Welch, Ph.D.

Chair, Compensation Committee

March 31, 2016

Dear Fellow Shareholder:

You recently received the proxy statement and related materials for the 2016 Annual Meeting of Shareholders of BB&T Corporation that will be held on April 26, 2016. In the proxy statement, the Board of Directors recommends a vote “FOR” the advisory resolution to approve BB&T’s executive compensation program, commonly referred to as a “say on pay” vote (Proposal 3).

As the Chair of the Compensation Committee of BB&T’s Board of Directors and in furtherance of our expanded shareholder engagement program, I am writing to provide you with some additional information about why a vote “FOR” Proposal 3 is appropriate. As we have made clear to the participants in our shareholder outreach, it is very important to the Compensation Committee that our shareholders understand the rationale behind our compensation decisions as we firmly believe that transparency and good corporate governance go hand in hand. I hope that you will find this information helpful. Any defined terms have the same meaning as set forth in the proxy statement.

2015 Compensation Program Actions

As discussed in our proxy statement, we made a several changes to the regular 2015 compensation program:

•	Base salaries were modestly increased in light of market data;

•	Annual Incentive target award opportunities were increased; and

•	The 2015 Annual Incentive performance matrix for each of EPS and ROA was adjusted; although the payouts for each of the performance measures can be up to 150% as long as the overall cap of 125% is not exceeded.

These changes were not intended to drive up 2015 pay. Rather, they were intended to respond to regulatory feedback to reduce maximum incentive payouts while ensuring our programs remain competitive with our peers. Over the last several years, our program has been changing as we sought to balance the risk mitigation features sought by regulators with the pay for performance elements desired by our shareholders. In the proxy statement, we discussed that, as a result of our program changes, our compensation program had fallen below peer and market practice in several important aspects.

The changes to our Annual Incentive performance matrix also were made to align our executives more closely with our other employees who participate in the plan and who are eligible to receive maximum payouts up to 150% of target. While the maximum payouts under each component of the Annual Incentive were raised (along with the performance levels required to earn the maximum payouts), we continue to cap Executive Management payouts at a modest 125% of target, consistent with regulatory feedback. A significant majority of our peers provide upside opportunities on their annual incentive plans of 150% of target or more.

During 2016, we will continue to carefully consider our compensation program in furtherance of our commitment to provide a program that is competitive, performance-based, risk-balanced and aligned with the goals of our shareholders and regulatory expectations. From a timing perspective, the 2015 compensation program changes were approved in February 2015, before we had the benefit of the results of our 2015 say on pay vote and before we had conducted our expanded shareholder engagement program. We have received very helpful input from our shareholders that we have incorporated into our decision making as noted in the proxy statement and we intend to continue this practice. We are also awaiting regulations associated with Dodd Frank Act Section 956 that will directly impact our incentive program designs and any additional changes we might make.

BB&T’s Commitment to Pay for Performance

BB&T’s performance for 2015 was highlighted by financial successes, such as record fee income of $4.0 billion, strong growth in assets and average deposits and a 12.5% increase in our quarterly dividends. Strategically, BB&T strengthened its markets through significant M&A activity, introduced a cutting-edge digital banking platform and continued its investment in key infrastructure. 2015 was a strong year!

That said, 2015 performance was down from 2014 on some of the metrics that drive our executive incentive programs. Accordingly, the payout percentages for our variable pay awards (short and long-term) were lower for 2015 than in 2014, demonstrating the strong connection between pay and performance that is built into our compensation program.

Our compensation program is also risk-balanced, which is very important for a financial services company. In the wake of the financial crisis, the Compensation Committee believes it is important that our compensation program allows us to adjust pay downward for significant negative risk outcomes. That is why in recent years we added performance conditions to our equity awards and a performance hurdle to LTIP awards, which supplement our strong overarching clawback powers. While some have confused these risk-balancing features with more traditional performance goals, they are designed to provide the Committee with the opportunity to reduce previously awarded compensation in the event that BB&T experiences a significant negative risk outcome.

As previously noted, we will be conducting a comprehensive review of our compensation program during 2016 and are open to making changes that we believe will further strengthen the tie between pay and performance.

Merger Incentive

As described in the proxy statement, a special, one-time Merger Incentive was provided to recognize the strategically significant Susquehanna merger and incentivize a successful conversion and integration. I want to reiterate a very important point: the Merger Incentive is not a part of our regular compensation program and is not expected to be used again.

Some suggest that the Merger Incentive is not justified because BB&T has historically engaged in M&A and never before awarded additional pay. The Compensation Committee believes this argument actually demonstrates the importance of the Merger Incentive and reinforces its unique, one-time use. In light of BB&T’s extensive M&A history, the fact that we chose to provide the Merger Incentive at this time illustrates the Compensation Committee’s view of the strategic significance of this transaction (and the other 2015 M&A activities) in an incredibly difficult environment. The Compensation Committee believes that management’s 2015 dealmaking demonstrates differentiating performance that should be rewarded through the Merger Incentive and, following our extensive and deliberate review of BB&T’s overall 2015 performance, that the Merger Incentive awards were fully and rightly earned. Our CD&A also outlines many other considerations the Committee viewed as important in determining the Merger Incentive. The Compensation Committee received support from our shareholder community for this award and factored in shareholder input before paying the Merger Incentive, resulting in payouts being made 50% in RSUs that vest over a three-year period and 50% in cash.

Conclusion

We carefully deliberate about our pay decisions and believe that our executive compensation program is strongly connected to company performance, encourages the achievement of rigorous financial goals that are in the best interests of our shareholders and is risk-balanced. As such, we believe our executive compensation program is consistent with our long-standing pay for performance compensation philosophy and BB&T’s vision, mission and values and will continue to enable us to deliver strong shareholder value over the long-term.

For these reasons, I urge you to vote FOR Proposal 3. Thank you for your consideration.

Sincerely,

Edwin H. Welch, Ph.D.

Chair, Compensation Committee

BB&T Corporation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3—VOTE ON AN ADVISORY RESOLUTION TO APPROVE BB&T’S EXECUTIVE COMPENSATION PROGRAM

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